Exhibit 99.1

Oplink Reports Second Quarter Fiscal 2009 Financial Results

Fremont, Calif., — January 29, 2009 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules and subsystem solutions, today reported its financial results for its fiscal 2009 second quarter, ended December 31, 2008.

Revenue for the quarter was $37.6 million, compared to revenue of $43.0 million reported for the first quarter of fiscal 2009. Revenue for the second quarter of fiscal 2009 excluded $805,000 related to shipments of products for Nortel Networks, which filed for bankruptcy protection on January 14, 2009. Revenue for the second quarter would have been $38.4 million if this revenue had not been deferred.

GAAP net loss for the second quarter was $10.5 million, or $0.51 per share, which includes $10.8 million for the impairment of goodwill and other costs primarily associated with the OCP acquisition. This compares to a GAAP net loss of $3.4 million, or $0.16 per share, reported for the first quarter of fiscal 2009.

Non-GAAP net income for the quarter was $2.6 million, or $0.12 per diluted share, which excludes $10.8 million in goodwill impairment and other costs, $1.4 million in stock-based compensation and $954,000 in amortization of intangibles. This compares to non-GAAP net income of $3.2 million, or $0.15 per diluted share, reported for the first quarter of fiscal 2009, which excluded a $4.1 million provision for excess and obsolete inventory, $1.6 million in stock-based compensation and $954,000 in amortization of intangible assets.

During the second quarter, Oplink repurchased $2.3 million in common stock pursuant to its previously announced repurchase program. Oplink generated $3.4 million in cash from operations during the second quarter and closed the quarter with cash, cash equivalents and short and long-term investments of $146.8 million.

“With continued integration efforts and cost control measures, we are closely aligning our operating expenses with lower near-term revenue expectations” commented Joe Liu, President and CEO of Oplink. “While we are cautious about near-term carrier spending and the overall economy, we remain optimistic about long-term demand for our products and services as well as maintaining our leadership in passive optics.”

March Quarter Business Outlook

For the quarter ending March 31, 2009, the Company expects to report revenues of between $28 million and $32 million and GAAP net loss per share of approximately $0.06 to $0.11. On a non-GAAP basis, excluding stock-based compensation, amortization of intangible assets, and other non-cash or non-recurring charges, if any, the Company expects earnings per diluted share for the quarter ending March 31, 2009 of approximately $0.00 to $0.05.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Time today, January 29, 2009. To access the conference call, dial 800-834-1527 or 303-262-2006 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Time on January 29, 2009 until 11:59 p.m. Pacific Time on February 5, 2009, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering pass code 11125610#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Calabasas, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the third quarter of fiscal year 2009, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential for a further and sustained downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible further reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Investor Relations:

Erica Abrams
415-217-5864
erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com

###

(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2008	2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$84,298	$72,001
Short-term investments	52,537	50,077
Accounts receivable, net	27,864	34,200
Inventories	21,769	27,950
Prepaid expenses and other current assets	6,718	4,949

Total current assets	193,186	189,177

Long-term investments	10,000	20,003
Property, plant and equipment, net	31,709	34,206
Intangible assets, net	10,750	23,487
Other assets	1,872	1,867

Total assets	$247,517	$268,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,753	$16,014
Accrued liabilities and other current liabilities	11,553	12,756
Accrued transitional costs for contract manufacturing	160	341
Restructuring accrual	—	370

Total current liabilities	20,466	29,481

Non-current liabilities	972	989

Total liabilities	21,438	30,470

Stockholders’ equity	226,079	238,270

Total liabilities and stockholders’ equity	$247,517	$268,740

(1) The June 30, 2008 condensed consolidated balance sheet has been derived from audited consolidated financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$37,611	$48,943	$80,563	$98,094

Cost of revenues:
Cost of revenues	28,939	37,841	65,584	75,035
Stock compensation expense	126	114	244	243

Total cost of revenues	29,065	37,955	65,828	75,278

Gross profit	8,546	10,988	14,735	22,816

Operating expenses:
Research and development	2,785	3,610	6,067	8,042
Sales and marketing	1,945	2,763	4,202	5,643
General and administrative	2,702	3,614	5,368	8,018
Impairment charge and other costs	10,829	626	10,829	626
Transitional costs for contract manufacturing	—	532	—	1,287
Merger fees	—	4,568	—	5,989
Stock compensation expense	1,242	3,414	2,691	5,031
Amortization of intangible and other assets	412	401	824	667

Total operating expenses	19,915	19,528	29,981	35,303

Loss from operations	(11,369)	(8,540)	(15,246)	(12,487)
Interest and other income, net	808	2,090	1,729	5,112

Loss before minority interest and provision for income taxes	(10,561)	(6,450)	(13,517)	(7,375)
Minority interest in loss of consolidated subsidiaries	—	3,407	—	5,891
Provision for income taxes	15	(309)	(441)	(543)

Net loss	$(10,546)	$(3,352)	$(13,958)	$(2,027)

Net loss per share:
Basic	$(0.51)	$(0.16)	$(0.67)	$(0.09)

Diluted	$(0.51)	$(0.16)	$(0.67)	$(0.09)

Shares used in per share calculation:
Basic	20,686	21,617	20,721	22,399

Diluted	20,686	21,617	20,721	22,399

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME

	Three Months Ended		Six Months Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007

Net loss, GAAP	$(10,546)	$(3,352)	$(13,958)	$(2,027)
Adjustments to measure non-GAAP:
Provision for excess and obsolete inventory included in cost of revenues	—	—	4,065	—
Impairment charge and other costs	10,829	626	10,829	626
Transitional costs for contract manufacturing	—	532	—	1,287
Merger fees	—	4,682	—	6,228
Stock compensation expense	1,368	3,528	2,935	5,274
Amortization of intangible and other assets	954	865	1,908	1,405
Minority interest in loss of consolidated subsidiaries	—	(2,930)	—	(4,217)

Non-GAAP net income	$2,605	$3,951	$5,779	$8,576

Net income per share, non-GAAP:
Basic	$0.13	$0.18	$0.28	$0.38

Diluted	$0.12	$0.18	$0.27	$0.37

Shares used in per share calculation:
Basic	20,686	21,617	20,721	22,399

Diluted	21,016	22,258	21,150	23,012

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	December 31	December 31
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(13,958)	$(2,027)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,725	5,081
Stock compensation expense	2,935	5,274
Provision for excess and obsolete inventory	4,065	—
Impairment charge and other costs	10,829	626
Minority interest in loss of consolidated subsidiaries	—	(5,891)
Other	(181)	(22)
Change in assets and liabilities	(1,676)	6,529

Net cash provided by operating activities	7,739	9,570

Cash flows from investing activities:
Net sales of investments	7,774	61,689
Net purchases of property and equipment	(1,359)	(6,325)
Net sales of cost investments	—	4,600
Acquisition of businesses, net of cash acquired	—	(81,280)

Net cash provided by (used in) investing activities	6,415	(21,316)

Cash flows from financing activities:
Proceeds from issuance of common stock	846	2,311
Repurchase of common stock	(2,293)	(39,577)

Net cash used in financing activities	(1,447)	(37,266)

Effect of exchange rate changes on cash and cash equivalents	(410)	(75)

Net increase (decrease) in cash and cash equivalents	12,297	(49,087)

Cash and cash equivalents, beginning of period	72,001	111,600

Cash and cash equivalents, end of period	$84,298	$62,513